SHARE EXCHANGE AGREEMENT

BY AND BETWEEN

FUTURE NOW GROUP, INC.

AND

RYAN WINTLE, JARED RANDALL, JEFF POLLOCK, ALAN HALL
AND CHARLES E. DUNCAN

AND

ELEMENTAL BUSINESS, INC.

DATED AS OF MAY 29, 2008

STOCK EXCHANGE AGREEMENT

This is a Stock Exchange Agreement (this “Agreement”) dated as of May 29, 2008 between Future Now Group, Inc., a Nevada corporation with an address of 61 Unquowa Rd, Fairfield, CT. 06824 (“FNG”), Ryan Wintle (“Wintle”), Jared Randall (“Randall”), Jeff Pollock (“Pollock”), Alan Hall (“Hall”) Charles E. Duncan (“Duncan”) and Elemental Business, Inc., a Utah corporation (“EBI”).

RECITALS

A. FNG is a Nevada corporation and acts as a holding company to its two wholly-owned subsidiaries, Future Now, Inc. and Intellectual Property Licensing Group, Inc which are in the business of Internet Marketing Software development and professional services that desires to acquire a 100% interest in EBI.
B. EBI is a Utah corporation in the business of on-line marketing optimization utilizing the elitics tool set.
C. The Shareholders collectively own 100% of the issued and outstanding stock of EBI.
D. Subject to the terms and conditions set forth in this Agreement, the Shareholders desire to sell to FNG and FNG desires to purchase from the Shareholders, all of the shares of stock of EBI in exchange for Three Million Seven Hundred Thousand shares of the common stock of FNG.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, the parties hereto agree as follows:

ARTICLE 1
Definitions

As used in this Agreement, the following terms shall have the following meanings:
(a) “Assets” shall mean the assets of EBI and shall include the Contracts, Customer List, Inventions, Equipment, Licenses, and Names.
(b) “Closing” shall mean the consummation of the transactions contemplated in this Agreement in accordance with Article VIII.A.
(c) “Closing Date” shall mean the date of the Closing established pursuant to Article VIII.A hereof.
(d) “Contracts” shall mean the agreements, arrangements, commitments and contracts to which EBI is a party described on Disclosure Schedule 3.9 hereof.
(e) “Customer List” shall mean the list of EBI’s customers.
(f) “Effective Date” shall mean May __, 2008 or such other date as the parties shall agree to in writing.
(g) “EBI Financial Statements” shall have the meaning given to it in Section 3.6 of this Agreement.
(h) “Equipment” shall mean all equipment used by EBI in the conduct of its business as set forth on Disclosure Schedule 3.22 to this Agreement.
(i) “FNG Shares” shall mean shares of the common stock of FNG.
(j) “Instrument of Transfer” shall mean the instrument of transfer pursuant to which each Shareholder shall transfer such Shareholder’s Shares to FNG, and shall include such stock powers, certificates and endorsements as are customary and FNG shall reasonably require.
(k) “Inventions” shall mean all ideas, inventions, ideas, procedures, drawings, and plans, including any patents and patent applications owned by EBI and described on Disclosure Schedule 3.14 of this Agreement.
(l) “Licenses” shall mean the licenses, permits, authorizations, certificates and registrations set forth on Disclosure Schedule 1.(l) of this agreement.
(m) “Names” shall mean the name Elemental Business, Inc., any derivation thereof (such as EBI), and any other name or mark used in the business or operation of EBI, whether or not registered or trademarked.

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(n) “Purchase Price” shall have the meaning given it in Section 2.2.
(o) “Shareholder” shall mean each of Wintle, Randall, Pollock, Hall and Duncan.
(p) “Shares” shall mean all of the shares of stock of EBI owned by the Shareholders, which is and shall at Closing be 100% of the outstanding stock of EBI.
(q) “Tax” or “Taxes” means any and all taxes, charges, fees, levies, duties or other assessments whether federal, state, local or foreign, based upon or measured by income, capital, net worth or gain and any other tax including, recapture, gross receipts, profits, sales, use, occupation, use and occupancy, value added, ad valorem, customers, transfer, franchise, shares, withholding, payroll, employment, excise, or property taxes with respect to EBI, together with any interest, fines, penalties and additions to tax imposed with respect thereto.
Other terms used in this Agreement with initial capital letters, to the extent not defined in this Article I, shall have such meanings ascribed thereto by this Agreement or, if no meaning is ascribed, such terms shall have the ordinary and customary used in connection therewith.
(r) “Permitted Liens” shall mean:
(i) carriers', warehouseman's, mechanics, material men's, repairmen's or other like liens arising in the ordinary course of business and consistent with past practice which are (i) not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings; and
(ii) liens for taxes, assessments, levies, fees or governmental changes not yet due and payable.

(s) “Shareholders’ Knowledge” means the actual knowledge of the Shareholders, or in the absence of actual knowledge of a matter a Shareholder shall be deemed to have knowledge if a reasonable person would have investigated and could reasonably be expected to have learned of such matter following a reasonable investigation.

ARTICLE II
Sale/Exchange of Stock

2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, the Shareholders agree to sell the Shares to FNG and FNG agrees to buy the Shares from the Shareholders.

2.2 Purchase Price. In consideration for the Shareholders transfer of the Shares to FNG, FNG shall issue to the Shareholders the aggregate amount of Three Million Seven Hundred Thousand (3,700,000) FNG Shares (the “Purchase Price”). The Purchase Price shall be allocated among the Shareholders as follows:

Name	No. of FNG Shares to be Received
Wintle	833,431
Randall	833,431
Pollock	833,431
Hall	1,031,586
Duncan	168,121

Total FNG Shares	3,700,000

2.3. Consideration; Share Exchange. At the Closing, upon surrender of the certificates evidencing the Shares duly endorsed for transfer to FNG, FNG will cause one-half of the Purchase Price (1,850,000 Shares) to be issued to the Shareholders, as detailed prior to the Share Exchange under Disclosure Schedule 2.3. Until the EBI Financial Statement audits have been completed, the second one-half of the Purchase Price represented in FNG Shares, (1,850,000 shares) will be held in escrow (the “Escrow Arrangement”) by FNG’s counsel. Under such Escrow Arrangement, all remaining shares will be released only upon the completion and issuance by the Independent Accountants of the audit and the payment of audit fees as described in Section 13.2 of this Agreement, on the EBI Financial Statements, which statements FNG will exercise commercially reasonable efforts to cause to be completed and issued on or before 71 days after Closing. In the event that such Audit is not completed by the 72nd day following the closing of the transaction, any remaining shares being held in escrow by any escrow agent shall thereafter be released to the Shareholders.

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2.4. Subsidiaries. EBI does not have any subsidiaries.

ARTICLE III
Representations and Warranties of Shareholders

The Shareholders and EBI, individually, jointly and severally represent and warrant to FNG – and the Shareholders acknowledge that FNG is relying on the complete accuracy of such representations and warranties in connection with the execution delivery and performance of this Agreement – as follows:

3.1 Corporate Standing/Authority. EBI is a corporation duly organized and validly existing under the laws of the State of Utah. EBI is qualified to do business in all jurisdictions where the failure to qualify will not have a material adverse effect on the business of EBI. EBI has all corporate power necessary to (i) conduct its business as presently conducted, (ii) own or lease its real, personal and mixed property as currently owned and leased, and (iii) to execute and perform all obligations required of it under any agreements to which it is a party.

3.2 Capitalization. The entire authorized capital stock and equity ownership of EBI consists of 50,000 shares of common stock of which 27,533 shares of common stock are outstanding, with split of such ownership details on Disclosure Schedule 2.3. The Shares are all of the outstanding shares of stock or equity ownership of EBI. Except as set forth on Disclosure 3.2, there are no agreements purporting to restrict the transfer of the Shares, nor any voting agreements, voting trusts or other arrangements restricting or affecting the voting of the Shares. There are no subscription rights, options, warrants, convertible securities, or other rights (contingent or otherwise) presently outstanding, for the purchase, acquisition, or sale of the capital stock of EBI, or any securities convertible into or exchangeable for capital stock of EBI or other securities of EBI, from or by EBI. There are no stock appreciation rights, phantom stock, or similar rights in existence with respect to EBI.

3.3 Ownership of Shares. Each of the Shareholders owns, and shall transfer to FNG, his Shares free and clear of any and all liens, claims and encumbrances. The Shares are duly and validly issued, fully paid and non-assessable, and issued in full compliance with all federal and state securities laws, rules and regulations.

3.4 Assets. The Assets are all of the assets of EBI. Except for Permitted Liens and as set forth on Disclosure Schedule 3.4, EBI has good and marketable title to the Assets. Except as set forth on Schedules 3.4 or 3.7 and except for Permitted Liens, the Assets are not encumbered in any manner. To the Shareholder’s Knowledge, any receivables of EBI are fully collectible. The Shareholders agree that where any portion of any balance of the Accounts Receivable reflected on Disclosure Schedule 3.4 remain unpaid following 120 days after the Closing date, the Shareholders will be required to pay to FNG the entire amount of such balance(s) still owed FNG within 30 days of written request for payment of the same. None of the Shareholders has knowledge of any imminent or proposed change in any ordinance, regulation or law which would materially detract from the value or materially impair the use of any of the Assets for the purpose for which it is currently used. The Shareholders do not makes any representation or warranty as to the physical condition of any of the Assets, and FNG accepts the Assets in “as is” condition.

3.5 Noncontravention. To the knowledge of the Shareholders, except as set forth on Disclosure Schedule 3.5; neither the execution, delivery and performance of the Transaction Documents, nor the consummation of the transactions contemplated thereby nor compliance with the provisions thereof, will:
(1) Conflict with, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of EBI under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to EBI, or their respective properties or assets;

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(2) Violate any provision of the articles of incorporation or by-laws of EBI; or
(3) Violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to EBI or any of its properties or assets.

3.6 Financial Representations. Attached to this Agreement as Disclosure Schedule 3.6, The balance sheet and related statements of income, cash flows, and changes in shareholder’s equity for the years ended December 31, 2007 and December 31, 2006 of EBI are presently being audited (the “EBI Financial Statements”). .

3.7 Liabilities. Except as set forth in Disclosure Schedule 3.7, EBI has no material liabilities, obligations or commitments, whether direct or indirect, mature or unmatured, contingent.

3.8 Taxes. As of the date hereof EBI has timely filed all Federal Income Tax returns and all other material Tax returns which are required to be filed as of the Effective Date of this Agreement. To the Shareholders’ Knowledge, all such returns are true and correct in all material respects. EBI has paid all Material Taxes that have become or are due with respect to any period ended on or prior to the date hereof, and has established an adequate reserve on its balance sheet for those Taxes not yet due and payable. For purposes of this Agreement “Material Taxes” shall mean any obligation in the form of a tax or assessment by a governmental entity in an amount greater than $500.00. To the Shareholder’s Knowledge, EBI is not presently under, nor has EBI received notice of, any contemplated investigation or audit by the Internal Revenue Service or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of EBI, including without limitation, income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes. EBI is not a party to any tax-sharing agreements or similar contracts or arrangements.

3.9 Material Contracts and Transactions. Disclosure Schedule 3.9 contains a list of all material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which EBI is a party (collectively, the “Contracts”).

(a) Except as listed on Disclosure Schedule 3.9, EBI is not a party to any written or oral:
(1) contract for the purchase, sale or lease of any capital assets, or continuing contracts for the purchase or lease of any materials, supplies, equipment, real property or services in excess of $5,000 per annum;
(2) agreement regarding sales agency, distributorship, or the payment of commissions in excess of $5,000 per annum;
(3) agreement for the employment or consultancy of any person or entity that cannot be terminated with or without notice within 30 days; or
(4) note, debenture, bond, trust agreement, letter of credit agreement, loan agreement, or other contract or commitment for the borrowing or lending of money, or agreement or arrangement for a line of credit or guarantee, pledge, or undertaking of the indebtedness of any other person in excess of $5,000 per annum;
(5) agreement, contract, or commitment for any charitable or political contribution in excess of $5,000 per annum;
(6) any material agreement, contract, or commitment limiting or restraining EBI or its Subsidiaries, their business or any successor thereto from engaging or competing in any manner or in any business or from hiring any employees;
(7) material agreement, contract, or commitment that involves consideration in excess of $5,000 not made in the ordinary course of business;

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(8) agreement establishing or providing for any joint venture, partnership, or similar arrangement with any other person or entity;
(9) agreement or contract that involves consideration in excess of $5,000 containing a “change in control,” “potential change in control” or similar provision; or
(10) power of attorney or similar authority to act.

(b) Each Contract set forth in Disclosure Schedule 3.9 (each a “Material Contract”), is in full force and effect, and there exists no material breach or violation of or default by EBI or its Subsidiaries under any such Material Contract nor to the Shareholder’s Knowledge by any other party to such Material Contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any such Material Contract by EBI, nor by any other party to such Material Contract. The continuation, validity, and effectiveness of each Material Contract will in no way be affected by the consummation of the transactions contemplated by this Agreement. Except as listed on Disclosure Schedule 3.12, there exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Material Contract. A true, correct and complete copy (and if oral, a description of material terms) of each Material Contract, as amended to date, has been furnished to FNG.

3.10. Labor and Employment Matters.
(a) Neither the Shareholders nor EBI is bound by any collective bargaining agreement;
(b) To its knowledge, EBI has complied, and is currently in compliance, in all material respects with applicable laws, rules and regulations relating to the employment of labor, including without limitation those relating to wages, hours, unfair labor practices, discrimination and payment of social security and similar taxes;
(c)  EBI is not, to the Shareholder’s Knowledge, liable for any unpaid wages, bonuses, or commissions (other than those not yet due) or any tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing.  All officers, employees, and agents of EBI are employees at-will, and for indefinite terms and there is no outstanding agreement or arrangement with respect to severance payments; and
(d) Disclosure Schedule 3.10 contains a complete and accurate list of the following information for each employee, consultant, member Shareholder or director of EBI or its Subsidiaries that receives annual compensation is excess of Twenty Thousand Dollars ($20,000.00), including each employee on leave of absence or layoff status: name; job title; hire date; current compensation paid or payable and any change in compensation since March 31, 2008; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any of the Benefit Plans (as defined in Section 3.25 of this Agreement).

3.11 Real Property.  Disclosure Schedule 3.11 contains a true and correct list of each parcel of real property leased by EBI, detailing the expiration date of each lease, and the monthly rent payable thereunder. All of the leases listed in Exhibit 3.11 are in full force and effect, and to Shareholder’s Knowledge, no event has occurred which with the passing of time, the giving of notice, or both, would constitute a default under any of the leases. EBI has not received written notice of any pending or threatened eviction proceedings, condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims materially affecting the leased real property.

3.12 Litigation. There are no actions, suits, arbitration proceedings, or investigations, whether civil or criminal, pending or to Shareholder’s Knowledge or the knowledge of EBI, threatened against EBI before any court, administrative agency or body which would have any adverse effect on the Assets, nor does EBI or any of the Shareholders have any knowledge of any such action, suit, arbitration, proceeding or investigation. To the Shareholder’s Knowledge, no injunction materially or adversely affecting the Assets or the business of EBI has been entered against or served upon EBI which is presently in effect. At the time of the execution of this Agreement, to Shareholder’s Knowledge there is no action, proceeding or investigation pending which challenges the validity of this Agreement or the transactions contemplated by this Agreement, or which otherwise seeks to prevent or has the effect of preventing the consummation of these transactions. Disclosure Schedule 3.12 lists all pending legal claims or proceedings, whether or not such claim or proceeding would result in a material adverse effect if decided against EBI to the Shareholder’s Knowledge.

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3.13 Governmental Authorizations and Third Party Consents. All approvals, authorizations, consents, licenses or orders of any governmental agency, whether federal, state or local, required for the operation of the Assets or EBI’s business have been obtained and are in full force and effect; except where the failure to obtain the same would not have a material adverse effect on EBI. Except as set forth on Disclosure Schedule 3.13, there are no consents, authorizations, approvals or waivers of any third party necessary or appropriate for the consummation of the transactions contemplated by this Agreement.

3.14 Inventions, Copyrights and Trademarks. EBI has not patented any of its intellectual property. To Shareholder’s Knowledge, EBI has full right to exploit the software it owns. To Shareholder’s Knowledge, EBI has full right to use and operate under any and all of (i) the names and (ii) copyrights used or distributed by EBI in its business. All the Intellectual Property of EBI is identified on Disclosure Schedule 3.14. No action or claim is pending or to Shareholder’s Knowledge, threatened, or has been received by EBI alleging that the operation by EBI of its business infringes in any way upon any patents, patent applications, trademarks, trade names, copyrights, inventions, formula, methods or processes of any third party.

3.15 No Brokers. Neither the Shareholders nor EBI has incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated by this Agreement for which FNG would be responsible.

3.16 Accounts. Disclosure Schedule 3.16 sets forth and describes (a) all bank accounts owned or maintained by EBI and all authorized signatories with respect thereto, and (b) all safety deposit boxes maintained by EBI and all persons who have access thereto.

3.17 Disclosure and Completeness of Statements. No representation or warranty made by the Shareholders or EBI in this Agreement or any Schedule or Exhibit attached to this Agreement, contains, or will as of Closing contain, any untrue statement of a material fact or omits, or will as of Closing omit, to state a material fact which is necessary in order to make the statement contained herein or therein not misleading.

3.18 Absence of Changes. Except as set forth in Disclosure Schedule 3.17, since March 31, 2008, neither EBI nor, if applicable, its subsidiaries have:

(a) incurred any material liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to its or any of its assets or properties.
(b) sold, encumbered, assigned or transferred any material fixed assets or properties which would have been included in any of the assets of EBI, or, if applicable its subsidiaries if the closing had been held on March 31, 2008 or on any date since then, except for ordinary course of business transactions consistent with past practice;
(c) created, incurred, assumed or guaranteed any material indebtedness for money borrowed, or mortgaged, pledged or subjected any of the assets or properties of EBI, or if applicable, its subsidiaries to any material mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;
(d) except for as otherwise set forth in Schedule 3.7, those obligations identified therein will be assumed, EBI has not made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan involving consideration in excess of $5,000 and to which EBI is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business;

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(e) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;
(f) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, operations, and of the assets, properties or prospects of EBI;
(g) suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);
(h) received notice or had knowledge of any actual or threatened labor dispute, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects taken as a whole;
(i) made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000.00, except such as may be involved in ordinary repair, maintenance or replacement of any of the assets of EBI;
(j) other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled;
(k) changed any of the accounting principles followed or the methods of applying such principles;
(l) entered into any transaction other than in the ordinary course of business consistent with past practice; or
(m) agreed, whether in writing or orally, to do any of the foregoing.

3.18 Personal Property. Disclosure Schedule 3.18 contains a list of all material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by EBI, and, if applicable, its Subsidiaries. All of such items are in good operating condition (normal wear and tear excepted).

3.19 Related Entities. Except as set forth on Disclosure Schedule 3.19, neither EBI nor any Stockholder, director, officer or employee of EBI or any member of his or her immediate family or any other of its, his or her affiliates, owns or has an ownership interest in any corporation or other entity that is or was during the last three years a party to, or in any property which is or was during the last two years the subject of, any material contract, agreement or understanding, business arrangement or relationship with EBI. Disclosure Schedule 3.19 provides a description of each such related entity and the interest held therein.

3.20  Insurance. The assets, properties and operations of EBI are not insured.

3.21 Benefit Plans and Arrangements. The Company does not have any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), or other deferred compensation or fringe benefit plans, or arrangements.

ARTICLE IV
Representations and Warranties of FNG

4.1 Organization and Authority. FNG is a corporation duly organized, validly existing and in good standing under the laws of Nevada. FNG has all necessary power and authority to execute, deliver and perform this Agreement according to its terms. FNG’s subsidiaries are each duly organized and validly existing and in good standing under the laws of their respective jurisdictions of organization. FNG and its subsidiaries each have all requisite power and authority (corporate and other) to own their respective properties and to conduct their respective businesses as now being conducted, are each duly qualified to do business and are in good standing in each jurisdiction in which the character of the properties owned or leased by them or in which transaction of their respective businesses make such qualification necessary, except where the failure to so qualify will not have a material adverse effect on FNG and its subsidiaries. To their knowledge, FNG and its subsidiaries are not transacting business, or operating any properties owned or leased by any of them in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on FNG and its subsidiaries.

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4.2 FNG Capitalization. The authorized capital stock of FNG consists of 900,000,000 shares of common stock of FNG, having a par value of $0.001 (“FNG Common Stock”), of which, as of the date of this Agreement, 71,242,191 shares are issued and outstanding. All outstanding shares of FNG Common Stock have been duly authorized and validly issued in compliance with applicable laws, are fully paid and non-assessable and are not subject to any preemptive or subscription rights. All of the issued and outstanding shares of FNG Common Stock were offered, issued, sold and delivered in compliance with the registration requirements of the Securities Act and any applicable state securities act or an applicable exception therefrom.
(a) Except as otherwise disclosed in all SEC filings and reports, there are no outstanding warrants, options, rights, other securities, agreements, subscriptions or other commitments, arrangements or undertakings pursuant to which FNG may become obligated to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of FNG Capital Stock or other securities of FNG or to issue, grant, extend or enter into any such warrant, option, right, security, agreement, subscription or other commitment, arrangement or undertaking. Except as otherwise disclosed in all SEC filings and reports, there are no outstanding options, rights, other securities, agreements or other commitments, arrangements or undertakings pursuant to which FNG is or may become obligated to redeem, repurchase or otherwise acquire or retire any shares of FNG Capital Stock or other securities of FNG. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to FNG.
(b) Except as otherwise disclosed in all SEC filings and reports, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of FNG. There are no bonds, debentures, notes or other indebtedness or securities other than Common Stock of FNG having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of FNG may vote.
(c) Except as otherwise disclosed in all SEC filings and reports, there are no outstanding rights which permit the holder thereof to cause FNG to file a registration statement under the Securities Act or which permit the holder thereof to include securities of FNG in a registration statement filed by FNG under the Securities Act.

4.3 Authorization and Validity of Agreement. FNG has the corporate power and authority to execute and deliver this Agreement. This Agreement has been duly and validly approved by the Board of Directors and shareholders of FNG, has been duly executed and delivered on its behalf, and constitutes a valid and binding agreement of FNG, enforceable in accordance with its terms.

4.4 FNG Reports. Since May 1, 2008, FNG have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the SEC, including but not limited to Form 10-K, Form 10-Q, Form 8-K and proxy statements, and (ii) other applicable state securities authorities. All such reports and statements filed with the SEC and other applicable state securities authorities are collectively referred to herein as the “FNG Reports.” As of their respective dates, to the best knowledge of the officers of FNG, the FSC Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

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4.5 FNG Financial Statements; Tax Returns. FNG’s Consolidated Balance Sheets as of June 30, 2007 and June 30, 2006, and its Consolidated Statements of Income and Consolidated Statements of Cash Flow for the years then ended, and its interim financial statements for the period ended March 31, 2008, all heretofore delivered to EBI and its Shareholders (collectively the “FNG Financial Statements”), were prepared in accordance with generally accepted accounting principles consistently applied and present fairly FNG’s consolidated financial condition, results of operations and changes in financial position as of such dates and for such periods. FNG has filed all federal, state and local tax returns and forms (including but not limited to Forms 1099), which are required by law to be filed or delivered as of the date hereof and have paid all taxes which have become due. Where payment of such taxes is not required to be made as of the date hereof, FNG has set up an adequate reserve or accrual for the payment of all taxes required to be paid in respect of the periods covered by such returns. Except as and to the extent stated in the FNG Financial Statements provided by FNG to EBI and its Shareholders and except for those liabilities incurred in the ordinary course of business, FNG and its consolidated subsidiaries do not have any material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise).

4.6 Absence of Material Adverse Changes. Since December 31, 2007, there has been no material change, and no development involving a reasonably foreseeable prospective change, in or affecting the financial condition (present or prospective), business, properties or operations of FNG and its consolidated subsidiaries that either individually or in the aggregate has had or is likely to have a material adverse effect on FNG and its consolidated subsidiaries.

4.7 Absence of Defaults Under Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of or constitute a default under any provision of FNG’s Articles of Incorporation, Bylaws, or any agreement to which FNG is a party or by which it is bound or to which any of its properties is subject, or result in the creation of any liens or encumbrances upon its assets, and no consents or waivers thereunder are required to be obtained in connection with the transactions contemplated hereby.

4.8 Actions, Proceedings, and Investigations. Except as set forth in FNG’s filings with the SEC, there are no actions, proceedings or investigations pending, or to the knowledge of the executive officers of FNG, threatened or contemplated, against or relating to FNG or any of its consolidated subsidiaries, or any of their respective properties, which would have a material adverse effect on the financial condition (present or prospective), businesses, properties or operations of FNG and its consolidated subsidiaries, or the ability of FNG to consummate the Transaction contemplated hereby.

4.10 Periodic Reports. FNG will use its best efforts to timely file all reports, registrations and statements that it is required to file with the SEC, including, but not limited to Form 10-K, Form 10-Q, Form 8-K and proxy statements, and other applicable state securities or authorities as required under law for the three years following Closing.

4.11 Notification of Action. FNG covenants and agrees to immediately notify the Shareholders Representative in the event of the breach of any of the covenants set forth in this Article VI.

4.12 Continuation of O&D Indemnification. FNG agrees that all rights to indemnification or exculpation now existing in favor of the directors and officers of EBI as provided in EBI’s charters, bylaws, indemnification agreements or otherwise in effect as of the date hereof with respect to matters occurring prior to the Closing shall, to the greatest extent permitted by Nevada law and the organizational documents of FNG as in effect prior to Closing, survive the Transaction and shall continue in full force and effect for that period of time during which Alan E. Hall shall serve as a member of the FNG Board of Directors. If FNG or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, FNG shall use its commercially reasonable efforts to cause such successor and assigns of FNG to assume the obligations set forth in this Section.

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4.13 Access to Information. Upon reasonable request by EBI, and prior to the Closing of the transaction contemplated herein, FNG shall make one or more executive officers available in a commercially reasonable manner, to EBI and its representatives, counsel, accountants and agents to discuss FNG operations, and FNG shall provide to EBI and its representatives, at their request, copies of all filings made with the SEC between the date hereof and the Closing. EBI covenants and agrees that it and its representatives, counsel, accountants and agents will hold in strict confidence all documents and information concerning FNG or any of its subsidiaries so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in any application required to be filed with any governmental or regulatory agency to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to FNG.

4.14 FNG Board Position. FNG hereby agrees to elect Alan E. Hall to serve as a member of the Board of Directors of FNG for a term of at least one (1) year from and after the Closing. FNG further agrees to take no action to remove Mr. Hall as a director during such period unless such removal is for cause or results from Mr. Hall’s inability to serve by reason of his physical or mental illness or incapacity.

4.15 Governmental Authorizations and Third Party Consents. All approvals, authorizations, consents, licenses or orders of any governmental agency, whether federal, state or local, required for the acquisition of the EBI Shares by FNG and the issuance of the FNG Shares to the Shareholders have been obtained and are in full force and effect. There are no consents, authorizations, approvals or waivers of any third party necessary or appropriate for the transfer to FNG of the EBI Shares and consummation of the transactions contemplated by this Agreement that FNG is required to obtain, that has not been obtained.

4.16  Disclosure and Completeness of Statements. No representation or warranty made by FNG in this Agreement, contains any statement of a material fact known to be untrue or omits to state a material fact which is necessary in order to make the statement contained herein or therein not misleading.

4.17  No Knowledge of Inaccuracies. FNG represents and warrants that as of the date of this Agreement, it has no knowledge that any of the representations made by the EBI or the Shareholders contained herein are inaccurate.

ARTICLE V
Covenants of EBI and Shareholders

5.1 Affirmative Covenants. Between the date hereof and the Closing, EBI shall, and the Shareholders shall cause EBI to:

(a) Continue to operate the Assets and EBI’s business (i) in the usual and ordinary course, and (ii) in conformity with all applicable laws, ordinances, regulations, rules and orders;
(b) Use commercially reasonable efforts to preserve the business of EBI and maintain the Assets intact, and to preserve the good will and business of EBI’s customers, suppliers and others having business relations with EBI, and continue to conduct the financial operations of EBI, including its credit and collection policies, with the same effort, to the same extent and in the same manner as in the prior conduct of the business of EBI;
(c) Provide FNG and representatives of FNG with reasonable access during normal business hours to the properties, titles, contracts, books, files, logs, records and affairs of EBI and furnish such additional information concerning EBI, its business or the Assets as FNG may from time to time reasonably request, provided that such access and requests do not unreasonably interfere with EBI’s business and operations;

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(d) If applicable, use commercially reasonable efforts to procure the consent of any third parties necessary for the assignment to FNG of any contract, lease, agreement or intellectual property interest to be conveyed hereunder, such consents to include, without limitation, the consent of EBI’s software vendor, if any, to the acquisition by FNG of EBI and to the potential assignment to FNG of all interest in EBI’s software or other intellectual property, to the extent possible, without the requirement for further payment by FNG for such software and intellectual property;
(e) Exercise commercially reasonable efforts to continue EBI’s relationship with its software developer;
(f) Pay all Taxes as they become due;
(g) To encourage all employees to continue their employment with EBI and not terminate any employees without the prior written consent of FNG; and
(h) between the date of this Agreement and for a period of five years following the Closing Date, EBI shall maintain in confidence, and cause the directors, officers, employees, agents, and advisors of EBI to maintain in confidence, written, oral, or other information obtained in confidence (“FNG Confidential Information”) from FNG in connection with this Agreement or the transactions contemplated hereby, unless (a) such information is already known to EBI or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of EBI, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transaction contemplated by this Agreement, (c) the furnishing or use of such information is required by legal proceedings provided that the party making disclosure provides reasonable advance notice to the other party, or (d) the furnishing of such information is to professional advisors under a duty of confidentiality, as necessary to consummate the transactions contemplated by this Agreement. The Shareholders and EBI agree that the FNG Confidential Information will be used solely for the purposes of evaluating and consummating this transaction and that such information will not be used or disclosed other than in furtherance of such purpose under the terms of this Agreement. In the event that this Agreement is terminated, EBI shall promptly return any Confidential Information belonging to FNG.

5.2 Negative Covenants.
(a) Between the date hereof and the Closing, EBI shall not, and the Shareholders shall cause EBI not to, without the prior written consent of FNG:
(1) enter into any agreements with employees to increase the compensation or bonuses payable to or to become payable by EBI to any of the employees or effect any changes in the management, personnel policies or employee benefits, except in accordance with the existing employment practices unless such can be accomplished at EBI’s sole cost and expense ;
(2) except in the ordinary course of business consistent with past practice, allow the working capital, inventory, payables or receivables of EBI to change in any material respect;
(3) create, assume or permit to exist any mortgage or pledge, lien or encumbrance (other than a Permitted Lien or other obligations listed on any Disclosure Schedule) of or on any of the Assets, whether now owned or hereafter acquired except in the ordinary course of business;
(4) sell, assign, lease or otherwise transfer or dispose of any of the Assets except in the ordinary course of business;
(5) acquire any assets not paid for in cash in full prior to the Closing Date except in the ordinary of business; or
(6) make any material changes in the Assets or its business.
(b) As a material inducement to FNG entering into this Agreement and its acquisition of EBI, the Shareholders agree that for a period of two years following the Closing Date, without the prior written consent of FNG, none of the Shareholders will, as a principal, agent, or employee, or through any person, company, partnership, association or other entity:
(1) Employ, engage or seek to employ or engage any person designated on Disclosure Schedule 3.10 who is employed by EBI or FNG; or

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(2) Cause or attempt to cause any supplier, customer, client, employee, consultant, officer, director or person having a business relationship with EBI or FNG to terminate or materially reduce its relationship with either EBI or FNG.
(3) except for Alan H. Hall and Charles E. Duncan, participate or engage in (other than through the ownership of 5% or less of any class of securities registered under the Securities Exchange Act of 1934, as amended) or assist, financially or otherwise any person who participates or who is engaged in, any business, wherever located, that competes with the business or activities EBI, including but not limited to the activities of internet marketing software development, consulting or licensing and other usual and customary internet marketing activities or any activities engaged in by EBI on the Closing Date.

The parties recognize that the law and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section 5.2 (c). It is the intention of the parties that the provisions of this Section 5.2 (c) be enforced to the fullest extent permissible under the law and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this section will not render unenforceable, or impair, the remainder of the provisions of this section. The parties further agree that any remedy at law for any violation of the provisions of this section would be inadequate, and the Shareholders hereby consent to the granting by any court of an injunction or other equitable relief without the necessity of actual monetary loss being provided, in order that the breach or threatened breach of such provisions may be effectively restrained.

ARTICLE VI
Covenant of FNG

Between the date of this Agreement and for a period of either five years or until the Closing, whichever occurs first, FNG shall maintain in confidence, and cause the directors, officers, employees, agents, and advisors of FNG to maintain in confidence, any written, oral, or other information obtained in confidence (“EBI Confidential Information”) from EBI in connection with this Agreement or the transactions contemplated hereby, unless (a) such information is already known to EBI or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of FNG, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transaction contemplated by this Agreement, (c) the furnishing or use of such information is required by legal proceedings provided that the party making disclosure provides reasonable advance notice to the other party, or (d) the furnishing of such information is to professional advisors under a duty of confidentiality, as necessary to consummate the transactions contemplated by this Agreement. FNG agrees that the EBI Confidential Information will be used solely for the purposes of evaluating and consummating this transaction and that such information will not be used or disclosed other than in furtherance of such purpose under the terms of this Agreement. In the event that this Agreement is terminated, FNG shall promptly return any EBI Confidential Information belonging to EBI.

ARTICLE VII
Conditions to Obligations of EBI and the Shareholders

The obligation of EBI and the Shareholders to consummate the transactions contemplated hereby is subject to the fulfillment prior to and at the Closing of each of the following conditions:

7.1 The representations and warranties of FNG contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time;

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7.2 FNG shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to and at the Closing Date;

7.3 All necessary approvals and consents to issuance of the FNG shares shall have been obtained;

7.4 FNG shall have made all deliveries to EBI as set forth within this Agreement; and

7.5 FNG’s board of directors shall have adopted such resolutions as may be necessary for the board of directors to amend the number of directors of FNG to five, and to appoint Hall to such board of directors effective upon Closing, and shall, upon the Closing submit such actions to the stockholders of FNG for such approval as may be required of the stockholders;

7.6 No material adverse change in the business, operations, properties, prospects, assets, or condition of FNG will have taken place since the date of the FNG Financial Statements, and no event will have occurred or circumstance arise that may result in such a material adverse change;

7.7 EBI and the Shareholders shall have completed to their sole satisfaction a due diligence investigation of FNG.

ARTICLE VIII
Conditions to Obligations of FNG

The obligation of FNG to consummate the transactions contemplated hereby is subject to the fulfillment prior to and at the Closing of each of the following conditions:

8.1 The representations and warranties of EBI contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time;

8.2 EBI shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to and at the Closing Date;

8.3 All necessary approvals and consents to the assignment to exchange of the Shares for the FNG shares shall have been obtained;

8.4 EBI shall have entered into an agreement with its software developer in form and substance satisfactory to FNG in its sole discretion.

8.5 EBI shall have obtained consent to the change of control of EBI for any material contract that requires such consent;

8.6 EBI shall have made all deliveries to FNG set forth in the Agreement;

8.7 No material adverse change in the business, operations, properties, prospects, assets, or condition of EBI will have taken place since the date of the EBI Financial Statements, and no event will have occurred or circumstance arise that may result in such a material adverse change;

8.8 FNG will be satisfied in all material respects with its due diligence review of EBI.

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8.9 EBI and the Shareholders further agree and acknowledge that, effective as of the closing of the transaction contemplated by this Agreement, Duncan and Hall will have contributed $1,929.26 and $11,843.30 in cash to the Company which amounts shall be used for general working capital by EBI.

ARTICLE VIII.A
Closing and Closing Deliveries

8.1.A Closing. The Closing shall be held at 10:00 a.m. MST on May ___, 2008 or on such later date as the parties may agree (the “Closing Date”) via simultaneous facsimile execution and immediate follow up with original documents via or as otherwise agreed to by the parties to this Agreement.

8.2.A Deliveries by EBI and the Shareholders. At the Closing, EBI shall execute and deliver or cause to be delivered to FNG in form and substance reasonably satisfactory to FNG and its counsel:
(a) Instruments of Transfer signed by each of the Shareholders conveying to FNG all of the Shares, together with all original certificates representing the Shares, in each case in proper form for transfer, with appropriate instructions or agreements from the Shareholders to allow the Shares to be legally and beneficially transferred into the name of FNG. Except for those Permitted Liens and liens set forth or the Disclosure Schedule, FNG will receive evidence to its satisfaction that any liens or encumbrances on the Shares have been released as of the Closing Date.
(b) signed employment agreements between FNG, on the one hand and Ryan Wintle, Jared Randall and Jeff Pollock in form and substance mutually satisfactory to FNG and such employees in Form as provided under Exhibit A (collectively, the “Employment Agreements”);
(c) a certificate of the Secretary of EBI, dated the Closing Date, containing (a) a copy of EBI’s articles of incorporation, as amended through the Closing Date certified by the Department of Commerce, Division of Corporations and Commercial Code of the State of Utah (b) a true and correct copy of EBI’s bylaws, as amended and (c) true and correct copies of resolutions of EBI’s board of directors and stockholders authorizing this Agreement and the transactions contemplated herein; and (d) a certification of the incumbency and signatures of the officers of EBI executing this Agreement and the Closing Documents executed by EBI on the Closing Date as contemplated by this Agreement;
(e) such other assignments, bills of sale or instruments of transfer, certificates of officers and opinions of counsel as reasonably may be requested by FNG to consummate the transactions contemplated by this Agreement;
(f) the deliver of a detail list of all historical clients of EBI, dates active, contact information and the status of the business relationship; and
(g) unless as otherwise provided for under Disclosure Schedule 3.7, at the Closing EBI will not have any other liabilities, claims outstanding. FNG confirms that it has received written confirmation that the following have been paid: (i) Wells Fargo Credit Line, (ii) America First Credit, and (iii) America First Visa.

8.3.A Deliveries by FNG. On the Closing Date, FNG shall execute and deliver or cause to be delivered to EBI, in form and substance reasonably satisfactory to EBI and its counsel:
(a) The Purchase Price as set forth in Section 2 in the form of stock certificates duly issued by FNG in the name of each of the Shareholders in the amounts set forth opposite their names in Section 2.2;
(b) Signed Employment Agreements in the Form as provided under Exhibit A;
(c) a certificate of an FNG’s Secretary, dated the Closing Date, containing; (a) a copy of FNG’s certificate of incorporation, as amended through the Closing Date certified by the Secretary of State of the State of Nevada, (b) a true and correct copy of FNG’s bylaws, as amended and (c) true and correct copies of resolutions of FNG’s board of directors and stockholders authorizing this Agreement and the transactions contemplated herein; and (d) a certification of the incumbency and signatures of the officers of FNG executing this Agreement and the Closing Documents executed by FNG on the Closing Date as contemplated by this Agreement; and

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ARTICLE IX
Survival of Representations
and Warranties and Indemnification

9.1 Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing Date for a period of one year.

9.2 Indemnification by EBI and the Shareholders. EBI and the Shareholders, individually, jointly and severally hereby agree to indemnify, defend and hold harmless FNG, its successors and assigns from and against:
(a) any and all claims, demands, liabilities, obligations, actions, suits, proceedings, losses, damages, costs, expenses, assessments, judgments, recoveries, and deficiencies, including interest, penalties and reasonable attorneys’ fees, of every kind and descriptions, contingent or otherwise (the foregoing, hereinafter collectively referred to as “Damages”); occasioned by, arising out of or resulting from the operation of the EBI’s business before the Closing, including, but not limited to, any and all claims, liabilities and obligations arising or required to be performed before the Closing under any contract, agreement, lease or license assumed by FNG hereunder;
   (b) any and all Dama ges occasioned by, arising out of or resulting from any misrepresentation, breach of warranty or covenant, or default or non-fulfillment of any agreement on the part of EBI under this Agreement set forth in Section 3, or from any certificate, agreement, annex, schedule or other instrument furnished to FNG pursuant to this Agreement or in connection with any of the transactions contemplated hereby.
(c) Notwithstanding any other provision in this Agreement to the contrary, no Shareholders shall be liable for the inability or failure of any other Shareholder to deliver the shares of EBI stock held by such other Shareholder to FNG free and clear of all liens and encumbrances. Except, in the event that not all Shareholders are willing or otherwise capable of transferring their shares as described in this Agreement, and at its sole discretion, FNG may cancel, rescind or terminate this Agreement without further obligation to EBI or any Shareholder;
(d) Except in the case of fraud or intentional misrepresentation or willful misconduct FNG hereby agrees that its sole recourse for any indemnification claims made under this Article 9 shall be the FNG shares issued to Shareholders as the purchase price. The indemnification obligations of Hall and Duncan shall in no case exceed the value (at the time indemnification claims are made) of the FNG shares issued to them in connection with the Transactions contemplated herein. Except in the case of fraud or intentional misrepresentation or willful misconduct, the indemnification obligation of the other Shareholders shall not exceed the value (at the time indemnification claims are made) of the FNG shares issued to such Shareholder in connection with the Transactions contemplated herein
(e) FNG shall notify Shareholder’s Representative (as defined below) in writing within thirty (30) days of the date FNG becomes aware of any event which in its opinion entitle or may entitle it to indemnification under this Section 9.2; provided, however, that failure to give such notice within such thirty (30) day period shall not affect the liability of EBI or the Shareholders hereunder, except to the extent FNG is actually prejudiced thereby. With respect to threatened or asserted claims of third parties, the Shareholders shall promptly defend such claim by counsel of the Shareholder’s Representatives own choosing;
(f) If the Shareholders within a reasonable time after notice of a claim fails to defend FNG, FNG shall be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of the Shareholders. Anything in this subsection to the contrary notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect FNG, FNG shall have the right, at its own cost and expense to defend, compromise or settle such claim; (ii) the Shareholders shall not, without FNG’s written consent, settle or compromise any claim or consent to any entry of judgment which does not include as an unconditional term thereof, the giving by the claimant or the plaintiff to FNG of a release from all liability in respect to such claim;
(g) Notwithstanding any of the foregoing, the Shareholders and EBI shall not have any liability to indemnify FNG for any claim as to which FNG has not notified the Shareholder’s Representatives within 18 months of the earlier of the Closing Date or discovery of the facts or circumstances giving rise to the claim.

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9.3 Indemnification by FNG. FNG hereby agrees to indemnify, defend and hold harmless the Shareholders and their successors and assigns from and against:
(a) any and all Damages occasioned by, arising out of or resulting from any misrepresentation, breach of warranty or covenant, or default or non-fulfillment of any agreement on the part of FNG under this Agreement, or from any certificate, agreement, annex, schedule or other instrument furnished by FNG to EBI and/or the Shareholders pursuant to this Agreement or in connection with any of the transactions contemplated hereby, including, damages that may arise from the non payment of the VW Passat Lease.
(b) the Shareholder making such indemnity claim shall notify FNG in writing within thirty (30) days of the date such Shareholder becomes aware of any event which in his opinion entitles or may entitle him to indemnification under this Section 9.3; provided, however, that failure to give such notice within such thirty (30) day period shall not affect the liability of FNG hereunder, except to the extent that FNG is actually prejudiced thereby. With respect to threatened or asserted claims of third parties, FNG shall promptly defend such claim by counsel of its own choosing.
(c) If FNG within a reasonable time after notice of a claim fails to defend such Shareholder, such Shareholder shall be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of FNG. Anything in this subsection to the contrary notwithstanding, if there is a reasonable probability that a claim may materially and adversely affect a Shareholder, such Shareholder shall have the right, at its own cost and expense to defend, compromise or settle such claim. Notwithstanding any provision in this Agreement to the contrary, FNG shall not, without the Shareholder’s Representative’s written consent, settle or compromise any claim or consent to any entry of judgment which does not include as an unconditional term thereof, the giving by the claimant or the plaintiff to FNG of a release from all liability of all Shareholders in respect to such claim.
(d) Notwithstanding any of the foregoing, FNG shall not have any liability to indemnify a Shareholder for any claim as to which such Shareholder has not notified FNG within one year of the Closing Date; provided, however, that such limitation shall not apply to any matter pertaining to the issuance of the FNG shares to the representative Shareholder and title thereto or payment of the VW Passat Lease.

9.4 Limitations. No Shareholder shall have any liability to FNG under Article IX where any officer, director, employee or representative of FNG had actual knowledge before closing of a breach of a representation or warranty of EBI or the Shareholders and where FNG did not inform Charles Duncan in writing prior to Closing of such breach.

ARTICLE X
TERMINATION

  10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date by:
(a) mutual agreement of the Shareholders and FNG;
(b) the Shareholders, if there has been a breach by FNG of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of FNG that is not cured, to the reasonable satisfaction of the Shareholders, within 10 business days after notice of such breach is given by the Shareholders (except that no cure period will be provided for a breach by FNG that by its nature cannot be cured);
(c) FNG, if there has been a breach by the any of the Shareholders or EBI of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of the Shareholders or EBI that is not cured by the breaching party, to the reasonable satisfaction of FNG, within 10 business days after notice of such breach is given by FNG (except that no cure period will be provided for a breach by the Shareholders or EBI that by its nature cannot be cured);
(d) the Shareholders or FNG, upon notice to the other, if any permanent injunction or other order of a governmental entity of competent authority preventing the consummation of the transactions contemplated by this Agreement has become final and non-appealable; or
(e) either Shareholders of FNG if this transaction has not closed prior to June 30, 2008.

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10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement will be of no further force or effect; provided, however, that no termination of this Agreement will relieve any party of liability for any breach of this Agreement that is based on a wrongful refusal or failure to perform any obligations or for any covenant that by its nature survives termination of this Agreement.

ARTICLE XI
Shareholders Representatives

11.1 Designation of Shareholders Representative. Charles E. Duncan (the “Shareholders Representative”) is hereby designated by each of the Shareholders to serve as the representative of the Shareholders with respect to the matters expressly set forth in this Agreement to be performed by the Shareholders Representative.

11.2 Authority. Each of the Shareholders, by the execution of this Agreement, hereby irrevocably appoints the Shareholders Representative as the agent, proxy and attorney-in-fact for such Shareholder for all purposes of this Agreement (including the full power and authority on such Shareholder’s behalf (i) to consummate the transactions contemplated herein; (ii) to pay such Shareholder's expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof); (iii) to disburse any funds received hereunder to such Shareholder and each other Shareholder; (iv) to endorse and deliver any certificates or instruments representing the EBI Stock, to deliver any certificates representing the shares of EBI Stock, and to execute such further instruments of assignment as FNG shall reasonably request; (v) to execute and deliver on behalf of such Shareholder any amendment or waiver hereto; (vi) to take all other actions to be taken by or on behalf of such Shareholder in connection herewith; (vii) to do each and every act and exercise any and all rights which such Shareholder or the Shareholders, as applicable, collectively are permitted or required to do or exercise under this Agreement; (viii) to resolve indemnification claims; and (ix) to refrain from taking any action that the Shareholders Representative is otherwise authorized hereunder to take. Each of the Shareholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Shareholders Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Shareholder. All decisions and actions by the Shareholders Representative (to the extent authorized by this Agreement) shall be binding upon all of the Shareholders, and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same.

11.3 Successor Shareholders Representative. If the Shareholders Representative dies, resigns as Shareholders Representative, becomes disabled or otherwise becomes unable to fulfill his responsibilities hereunder, the Shareholders holding at least two-thirds of the outstanding EBI Stock sold to the FNG hereunder shall, within twenty (20) days of such death, disability or resignation, appoint a successor to the Shareholders Representative and immediately thereafter notify the FNG in writing of the identity of the successor Shareholders Representative. Any such successor Shareholders Representative shall succeed to all of the rights and obligations of the Shareholders Representative hereunder.

ARTICLE XII
Investment Statements

12.1 Investment Intent. Each Shareholder acknowledges that the FNG Common Stock being issued to such Shareholder (including any and all shares of FNG Common Stock issued as Contingent Consideration) are not registered under the Securities Act or the securities laws of the United States or any state therein and that the Shareholder is acquiring such FNG Shares for such Shareholder’s own account, not as a nominee or agent, for investment, and not with a view to the distribution or resale thereof. Such Shareholder is a sophisticated investor with (either alone or with his, her or its Shareholder Representative, if any) such knowledge and experience in financial and business matters that such Shareholder (either alone or with his, her or its Shareholder Representative, if any), is capable of evaluating the risks and merits of such Shareholder’s investment in the FNG Shares and has the capacity to protect such Shareholder’s own interests. Such Shareholder is in a financial position to hold the FNG Shares for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of his, her or its investment in the FNG Shares. Such Shareholder acknowledges that the Buyer has given him, her or it (and such Shareholder’s Advisor, if any) the opportunity to ask questions of and receive answers from, the officers and management employees of the Buyer and its subsidiaries, and to obtain additional information about the assets, liabilities, prospects, indebtedness, business and financial condition of the Buyer and its subsidiaries, in order to evaluate the investment in the FNG Shares contemplated hereby, and such Shareholder (and such Shareholder’s Advisor, if any) has obtained, in the judgment of such Shareholder, sufficient information from the Buyer to evaluate the merits and risks of such investment.

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12.2 Restricted Securities. Each Shareholder understands that the FNG Shares are being issued to such Shareholder, are characterized as “restricted securities” under United States securities laws inasmuch as they are being acquired from the Buyer in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may not be resold without registration under the Securities Act of 1933 unless an exemption from registration thereunder is available. Such Shareholder represents that it is familiar with Rule 144 and Regulation S, both promulgated under the Securities Act as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

12.3 Residence. The jurisdiction of organization of such Shareholder that is not a natural person and the residence of such Shareholder that is a natural person are set forth on Disclosure Schedule 12.3 hereto.

12.4 Accredited Status. Such Shareholder, if listed on Disclosure Schedule 12.3 under the heading “Accredited Investors,” is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act. Such Shareholder, if listed on Disclosure Schedule 12.3 under the heading “Non-Accredited Investors,” is not an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

12.5 Shareholder Investment Experience. Except as set forth on Disclosure Schedule 12.5, each Shareholder, if any, listed on Disclosure Schedule 12.5 believes that he, she or it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the FNG Shares, and he, she or it therefore does not plan to use the services of any Shareholder Advisor(as such term is defined in Rule 501(h) of Regulation D promulgated under the Securities Act) in connection with evaluating such merits and risks. As evidence of his, her or its knowledge and experience in these matters, such Shareholder agrees to execute an Offeree Questionnaire in a form typical for transactions of such type and acceptable to Buyer in its sole discretion. Shareholder understands that based upon Buyer’s review of such information Buyer may differ with such belief, and may require, as a condition to offering Shareholder an opportunity to invest in the FNG Shares, that Shareholder engage the services of a Shareholder Advisor to advise him, her or it in a review of the transactions contemplated hereby.

ARTICLE XIII
Miscellaneous

13.1 Brokerage Fees. The parties hereto hereby represent and warrant to one another that there has been no finder, broker or consultant involved in the negotiations leading up to the execution of this Agreement and no finder’s, broker’s or consultant’s fees or commissions are payable in connection with the transactions contemplated hereby.

13.2 Professional Fees and Expenses. Each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expense of counsel, accountants, agents and representatives. FNG acknowledges that a maximum of $10,000 in audit and accounting fees are being paid by EBI for the audit necessary and required under this Agreement; such payment to be made upon invoice from the designated auditor but in any event prior to the release of the remaining shares under the Escrow Arrangement as set forth in Section 2.3. FNG agrees to pay any and all reasonable fees and expenses for the conduct and performance of the audit which may be above that amount.

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13.3 Notices. (a) All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed duly given of sent by registered or certified mail, postage prepaid, addressed as follows:

If to EBI to:
Elemental Business, Inc.
E-Station
2501 Grant Avenue
Ogden, Utah 84401

With a copy to:
Ray Quinney & Nebeker P.C.
36 South State St., Suite 1400
Salt Lake City, Utah 84111
Attention: R. Gary Winger, Esq.

If to FNG, to:
Future Now Group, Inc.
61 Unquowa Rd
Fairfield, CT. 06824
Attention: William E. Schloth

With a copy to:
Coles, Baldwin & Kaiser, LLC
1261 Post Road
Fairfield, Connecticut 06824
Attention: John B. Kaiser, Esq.

If to the Shareholders, to:

Charles E. Duncan
5611 South Foxchase Drive
Ogden, UT 84403

or any such other addresses as the parties may from time to time designate in writing. Notice shall be deemed given (i) when received by overnight mail or recognized overnight courier, or (ii) four days after being placed in the United States mail.

13.4 Benefit and Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns. This Agreement shall not be assigned without the prior written consent of the other party hereto.

13.5. Exhibits and Schedules. All Exhibits and Schedules attached to this Agreement shall be deemed a part of and incorporated into this Agreement as if set out in full wherever reference is made thereto in this Agreement.

13.6 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the law of Utah.

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13.7. Counterparts. This Agreement may be executed in any number of counterparts. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to account for or produce more than one of such counterparts.

13.8 Headings. The heading of the sections of this Agreement are included for ease of reference only and shall not be deemed to be a part of this Agreement or used in its interpretation or construction.

13.9 Entire Agreement. This Agreement and all exhibits and schedules hereto and all agreements to be delivered by the parties pursuant hereto, represent the entire understanding and agreement between the parties with respect to the subject matter hereof, supersede all prior negotiations between the parties, and can be amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement and which is signed by both of the parties.

13.10 Severability. If any part, term or provision of this Agreement is held to be unenforceable or prohibited by law, the rights or obligation of the parties shall be construed and enforced with that part, term of provision limited so as to make it enforceable to the greatest extent allowed by law, or, if it is totally unenforceable, as if this Agreement contained a provision which as closely as possible resembles the non-enforceable provision without itself being unenforceable.

13.11 Schedules and Exhibits. The following schedules and exhibits are attached to this Agreement and incorporated herein.

Disclosure Schedule 1(l)	Licenses
Disclosure Schedule 2.3	EBI Original Stock Ownership
Disclosure Schedule 3.2	Transfer Restrictions
Disclosure Schedule 3.4	Assets
Disclosure Schedule 3.5	Change of Control; Noncontravention
Disclosure Schedule 3.6	EBI Financial Statements
Disclosure Schedule 3.7	Undisclosed and Assumed Liabilities
Disclosure Schedule 3.9	Material Contracts and Transactions
Disclosure Schedule 3.0	Labor and Employment
Disclosure Schedule 3.11	Real Property
Disclosure Schedule 3.12	Actions & Proceedings
Disclosure Schedule 3.13	Governmental Authorities and Third Party Consents
Disclosure Schedule 3.14	Inventions
Disclosure Schedule 3.16	Bank Accounts
Disclosure Schedule 3.17	Absence of Changes and Events
Disclosure Schedule 3.18	Personal Property
Disclosure Schedule 3.19	Related Entities
Disclosure Schedule 12.3	Residence
Disclosure Schedule 12.5	Shareholder Investment Experience

Exhibit A      Form of Employment Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above by their duly authorized representatives.

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FUTURE NOW GROUP, INC.		ELEMENTAL BUSINESS, INC.

By:	/s/ Jeffrey Eisenberg	By:	/s/ Ryan Wintle
Name: Jeffrey Eisenberg		Name: Ryan Wintle
Title: President and CEO		Title: CEO

/s/ Ryan Wintle		/s/ Jared Randall
Ryan Wintle		Jared Randall

/s/ Jeff Pollock		/s/ Alan Hall
Jeff Pollock		Alan Hall

/s/ Charles E. Duncan
Charles E. Duncan

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Disclosure Schedule 1.(l) Licenses

EBI has the following licenses. Each of these licenses provide enhanced functionality within the Elitics toolset:

-	FCK Editor. Used by Elitics to provide enhanced email editor functionality.
o	License fee was one-time only and has been paid.
-	ABC PDF. Used by Elitics to provide ability to export reports to PDF.
o	License fee was one-time only and has been paid.
-	Fusion Charts. Used by Elitics to provide enhanced graphical reports.
o	License fee was one-time only and has been paid.

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Disclosure Schedule 2.3 Share Exchange

	Shares of	Percentage	FNG Shares to
Shareholder	Common Stock	Owned	be Received
Chuck Duncan	1,250	4.54%	168,121
Alan Hall	7,674	27.88%	1,031,586
Jeffrey Pollock	6,203	22.53%	833,431
Jared Randall	6,203	22.53%	833,431
Ryan Wintle	6,203	22.53%	833,431
Totals	27,533	100%	3,700,000

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Disclosure Schedule 3.2 Transfer Restrictions

None as of the closing. Prior to the closing, EBI and/or the Shareholders were parties to the following agreements which may be responsive to this Disclosure Schedule.

1.	The Company is a party to an Investment Agreement dated July 15, 2005 with Alan E. Hall that grants Mr. Hall a right of co-sale. Such Agreement will be terminated at Closing.

2.	The Company is a party to an Investment Agreement dated June 28, 2005 with Charles E. Duncan that grants Mr. Duncan a right of co-sale. Such Agreement will be terminated at Closing.

3.
The Company and all of its Shareholders are parties to a Shareholders Agreement dated July 15, 2005, that restricts the rights of the Shareholders to transfer their Shares. Such Agreement will be terminated at Closing.

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Disclosure Schedule 3.4 Assets

-	Elitics Software Application and Methodology
o  Independent Contractor Agreement dated October 14, 2005 between EBI and Webline India/Hypernet Solutions Pvt. Ltd.
o  Assignment Agreements by and between each of Ryan Wintle, Jeffrey Pollock and Jared Randall, each dated May, 2008;

-	Domain Names
o  Elementalbusiness.com
o  Elitics.com
o  Onlinemarketingoptimization.com
o  Onlinesalesoptimization.com
o  Elitics1.com
o  Elitics2.com
o  Elitics3.com
o  Elticsdemo.com
o  My-elitics.com
o  Marketingshurpa.com

-	Client Contracts
o  MarketStar Corporation
- 12 month contract ending January 31, 2009.
- Annual Contract Value:~$10,000
o  LanDesk.(Humaniz)
- 12 month contract ending January 31, 2009
- Annual Contract Value:~$16,000
o  ClearOne Communications
- Month-to-Month Contract
- Annual Contract Value: ~$6k ($500/mnth)
o  OC Tanner
- 12 month contract ending October 31, 2008.
- Annual Contract Value:~$12,000
o  United Subcontractors, Inc.
- 12 month contract ending December 31, 2008.
- Annual Contract Value:~$30,000
o  Logitech
- 12 month contract ending October 31, 2008.
- Annual Contract Value: ~$1,200

-	Accounts Receivable:

Client	Balance at Closing
Clear One	500.00
Humaniz	8,000.00
MarketStar	2,000.00
Nine Pachyderms	172.00
WebJam Ads	3,000.00
Wheelwright Lumber	600.00
Total	$14,272.00

Encumbrances on Assets. See liabilities set forth on Disclosure Schedule 3.7.

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Disclosure Schedule 3.5 Change of Control; Noncontravention

See Disclosure Schedule 3.2 (transfer restrictions).

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Disclosure Schedule 3.6 EBI Financial Statements

Such financial statements shall be completed within the required regulatory filing period of seventy-one days following the closing of the transaction. As provided under the Escrow Arrangement, one-half of the purchase price in FNG Shares will be held in escrow and be immediately released to the Shareholders upon the satisfactory completion of the audit of the EBI Financial Statements.

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Disclosure Schedule 3.7 Undisclosed and Assumed Liabilities

FNG will assume the following, and only the following obligations of EBI at and upon the closing:

A.	Property Leases and Related Loan:

Office lease in Ogden, Utah with Grow Utah ventures for office space at 2501 Grant Ave. The lease term ended April 31, 2007. Currently in month-to-month arrangement at $880/month.

B.	Equipment/Other Operating Leases:

Lease on 2007 Volkswagen Passat used as an employee incentive. 39 month lease term starting 1/20/07 at $307.09/mnth.

C.	Other Obligations of EBI.

1.Revolving Credit Facility:

EBI currently has a Line of Credit with Zions Bank (the “Credit Line”). The outstanding balance of the Credit Line shall be paid off as of Closing by FNG.

2. Assumed Accounts Payables:

As part of the Closing of the Transaction, FNG has agreed to assume the following obligations of EBI (the balances as of the Closing Date are reflected below) - EBI expressly declares and warrants that as of the date of the Closing obligations owed by EBI are as follows:

Vendor	Balance Owed at Closing

DHC	299.00
Grow Utah Ventures	895.59
Litz CPA	90.00
Schmitt, Griffiths & Smith Co	1,935.34
WeblineIndia	19,342.00
Zions Bank	307.00
Total Accounts Payable Assumed	22,868.93

3.	Tax Liability Issues.

Ryan Wintle, Jared Randall and Jeffrey Pollock each owe taxes on stock issued to them in 2007 in lieu of cash compensation. EBI did not withhold any amount from such persons in connection with the issuance of share to them. If such persons fail or refuse to pay taxes on such compensation EBI is potentially responsible for such taxes. Notwithstanding the foregoing, or any other provision in this agreement to the contrary, Messrs Wintle, Randall and Pollock hereby agree to severally but not jointly indemnify and hold FNG and EBI harmless from the payment of such taxes.

4. Messrs. Wintle, Randall and Pollock shall assume the following obligations on or before Closing:
America First Credit:
•	Balance: $14,487.82

America First Visa
•	Balance $9,941.79

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Disclosure Schedule 3.9 Material Contracts and Transactions

1.	“At -Will” Employment agreement with Tegan Greenfield to provide Sales Account Management.

2.	Service and Equipment Lease Agreements entered by EBI, as further detailed in Disclosure Schedule 3.22, with the following companies:

a.	Office lease in Ogden, Utah with Grow Utah ventures for office space at 2501 Grant Ave. The lease term ended April 31, 2007. Currently in month-to-month arrangement at $880/mnth.

b.	Lease on 2007 Volkswagen Passat used as an employee incentive. 39 month lease term starting 1/20/07 at $307.09/mnth.

3.
Sergio Aquilef was employed as an employee of the Company from April, 2007 thru March, 2008. Mr. Aquilef’s services were subcontracted to Alan Hall, a director and shareholder of the Company. Mr. Hall paid the Company for Mr. Aquilef’s services.

4.	See Disclosure Schedule 3.2 (Transfer Restrictions)

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Disclosure Schedule 3.10 Labor and Employment

Name	Title	Hire Date	Annual Salary	Commission Paid	Additional Detail of Compensation Structure
Tegan Greenfield	Sales Account Manager	Feb. 2004	$23,000	10%
Jeffrey Pollock	COO and Vice President	7/31/03	*
Ryan Wintle	CEO and President	7/31/03	*
Jared Randall	Implementation Manager/ Controller Treasurer/Secretary	1/1/02	*

* Each of these persons received cash compensation less than $20,000. Each, however, received compensation in the form of stock for the past two years. The shareholders make no representation regarding the combined value of such compensation for any purposes, including, without limitation, compensation taxes. Pollock, Wintle and Randall shall cause the annual 1099 forms for all applicable tax years relating to the receipt by the Shareholders of any stock interest in EBI to be filed within 60 days from the date of Closing.

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Disclosure Schedule 3.11  Real Property

Real Property Owned

None.

Real Property Leases:

Address	Expiration	Monthly Base Rent

E-Station Office Lease
2501 Grant Ave. Ogden, Utah	April 31, 2007	$880

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Disclosure Schedule 3.12 Actions & Proceedings

NONE.

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Disclosure Schedule 3.13 Governmental and Third Party Consents

No third party consents are required for a change in control of EBI.

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Disclosure Schedule 3.14 Inventions

The Shareholders represent that they own all intellectual property rights to such inventions and such rights are being transferred in this Agreement to FNG. The inventions at issue are:

Description:
Elemental Business currently produces one product - a software application named Elitics. Elitics is a web-based software application specifically designed to help companies increase website conversions (purchases, leads, etc.) by uncovering the reasons why visitors aren’t converting today. Elitics achieves this by combining proven sales and marketing methodologies with state of the art technology. Elitics is a win-loss analytics tool.

EBI’s Elitics Software was developed by Webline India/Hypernet Solutions Pvt. Ltd. pursuant to an Independent Contractor Agreement dated October 14, 2005. Such agreement provides that the software is a “work for hire”, which is “assigned” to EBI. Ryan Wintle, Jeffrey Pollock and Jared Randall developed the methodology for the Software. Such persons have assigned any interest in the Elitics Software and Methodology to EBI.

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Disclosure Schedule 3.16 Bank Accounts

Zions Bank – Visa
Account #: XXXXXXXXXXXXXXXX

Zions Bank – Checking
Account #: XXXXXXXXX

Authorized Signatories or all accounts:
Jared Randall
Ryan Wintle
Jeffrey Pollock

- No Safety Deposit Accounts

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Disclosure Schedule 3.17 Absence of Changes and Events

None.

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Disclosure Schedule 3.18 Personal Property

Computers	Quantity
Laptop – Dell Inspiron 5160	1
Laptop – Dell Latitude	2
Desktop – Apple iMac	1
Desktop – Compaq Presario w/17’ CRT	1
Server – Net Integrator Lite	1
Server – Net Integrator Mark 1	1
Bug Server – Dell Dimension L100R	1

Network/Communications
Wireless Buffalo Routers	3
GE Two-Line Telephones	5
24 Port Switch	2
APC UPS – 350 Battery Backup	1

Printer
HP Color LaserJet 4550	1

Office Fixtures
4’ Long Table-Top Office Desk	5
Office Chairs	4
Panasonic Printable Whiteboard	1
File Cabinet	1
Water Cooler	1
Mini-Fridge	1
Microwave	1

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Disclosure Schedule 3.19 Related Entities

-	EBI’s largest shareholder is the founder and a director of MarketStar Corporation, one of EBI’s significant clients.
-
Web Jam Ads is a potential client to whom EBI has provided services for evaluation at no cost to Web Jam Ads. EBI has also provided Web Jam Ads with limited services that were invoiced. Alan Hall, a director and significant shareholder of EBI has invested in Web Jam Ads.

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Disclosure Schedule 3.20  Insurance

-	State of Utah Workers Compensation Insurance.

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Disclosure Schedule 12.3 Residence

All shareholders are natural persons residing in the state of Utah.

Accredited
Alan E. Hall
Charles E. Duncan

Non-Accredited
Ryan T. Wintle
Jared P. Randall
Jeffery Pollock

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Disclosure Schedule 12.5  Shareholder Investment Experience

No exceptions for the following shareholders:

Accredited
Alan E. Hall
Charles E. Duncan

Non-Accredited
Ryan T. Wintle
Jared P. Randall
Jeffrey Pollock

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Disclosure Schedule 12.6   Form of Employment Contract:

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